EXHIBIT 8







                               November 22, 1996



City Holding Company
ONB Acquisition Subsidiary, N.A.
3601 MacCorkle Avenue, S.E.
Charleston, West Virginia  25304

The Old National Bank of Huntington
999 4th Avenue
Huntington, West Virginia  25701

                 Merger of The Old National Bank of Huntington
                     Into ONB Acquisition Subsidiary, N.A.
                       Certain Federal Income Tax Matters
                 ----------------------------------------------

Ladies and Gentlemen:

                  We have acted as counsel to City Holding Company ("City Holding") in connection with the proposed merger of The Old National Bank of Huntington (the "Bank") into ONB Acquisition Subsidiary, N.A. ("Acquisition"), a wholly-owned subsidiary of City Holding formed for purposes of effecting the merger (the "Bank Merger"). The Bank's only class of stock outstanding is common stock ("Bank Common Stock"). In the Bank Merger, each outstanding share of Bank Common Stock, except any shares for which the holder exercises and perfects the statutory right to an appraisal ("Dissenting Shares") and any shares held by City Holding, will be converted into 5.83 shares of common stock of City Holding ("City Holding Common Stock"), adjusted to reflect any stock dividend, split, or similar event occurring after August 13, 1996. If a Bank shareholder otherwise would be entitled to receive a fractional share of City Holding Common Stock upon the exchange of the shareholder's shares of Bank Common Stock, City Holding will pay cash in lieu of issuing any fractional share. The number of Dissenting Shares and shares for which shareholders would receive cash in lieu of a fractional share of City Holding Common Stock may not exceed 9.9% of the outstanding shares of Bank Common Stock.

                  You have requested our opinion concerning certain federal income tax consequences of the Bank Merger. In giving this opinion, we have reviewed the Agreement and Plan of Reorganization (including the Plan of Merger), dated as of


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City Holding Company
The Old National Bank of Huntington
November 22, 1996
Page 2


August 13, 1996, among City Holding, Acquisition, and the Bank; the Form S-4 Registration Statement under the Securities Act of 1933 relating to the Bank Merger (the "S-4"); and such other documents as we have considered necessary. In addition, we have assumed the following:

                   1. The fair market value of the City Holding Common Stock (including any fractional share interest) received by a Bank shareholder in exchange for Bank Common Stock will be approximately equal to the fair market value of the Bank Common Stock surrendered in the exchange.

                   2. None of the compensation received by any share-holder-employee of the Bank will be separate consideration for, or allocable to, any shares of Bank Common Stock; none of the shares of City Holding Common Stock received by any sharehold- er-employee in the Bank Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

                   3. The payment of cash in lieu of fractional shares of City Holding Common Stock is solely for the purpose of avoiding the expense and inconvenience to City Holding of issuing fractional shares and does not represent separately bargained-for consideration. The total cash that will be paid in the Bank Merger in lieu of fractional shares of City Holding Common Stock will not exceed one percent of the total consideration that will be issued in the Bank Merger to the Bank shareholders in exchange for their Bank Common Stock.

                   4. No share of Bank Common Stock has been or will be redeemed in anticipation of the Bank Merger, and the Bank has not made and will not make any extraordinary distribution with respect to its stock in anticipation of the Bank Merger.

                   5. City Holding has no plan or intention to reacquire any of its stock issued in the Bank Merger or to make any extraordinary distribution with respect to such stock.

                   6. There is no plan or intention by the Bank shareholders to sell, exchange, or otherwise dispose of a number of shares of City Holding Common Stock received in the Bank Merger that would reduce the Bank shareholders' ownership of City Holding Common Stock to a number of shares having a fair market value, as of the effective date of the Bank Merger, of less


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City Holding Company
The Old National Bank of Huntington
November 22, 1996
Page 3


than 50 percent of the fair market value of all the formerly outstanding Bank Common Stock as of that date. For this purpose, shares of Bank Common Stock exchanged for cash in lieu of fractional shares of City Holding Common Stock are treated as outstanding Bank Common Stock on the effective date of the Bank Merger. Moreover, shares of Bank Common Stock and shares of City Holding Common Stock held by the Bank shareholders and otherwise sold, redeemed, or disposed of before or after the Bank Merger are considered in making the above determination.

                   7. Acquisition will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Bank immediately before the Bank Merger. For this purpose, (a) any amounts paid by the Bank or Acquisition (to the extent not paid with funds contributed by City Holding) for (i) expenses related to the Bank Merger and (ii) Dissenting Shares and (b) any redemptions and distributions (except for regular, normal dividends) made by the Bank in connection with the Bank Merger will be included as assets of the Bank held immediately before the Bank Merger.

                   8. Following the Bank Merger, Acquisition will continue the historic business of the Bank or use a significant portion of the Bank's historic business assets in a business.

                   9. The liabilities of the Bank that will be assumed by Acquisition and the liabilities, if any, to which assets of the Bank are subject were incurred by the Bank in the ordinary course of business.

                  10.      There is no indebtedness existing between
(a) the Bank and (b) City Holding, Acquisition, or any other subsidiary of City Holding.

                  11. Neither City Holding nor any subsidiary of City Holding
(a) has transferred or will transfer cash or other property to the Bank in anticipation of the Bank Merger or (b) has made or will make any loan to the Bank in anticipation of the Bank Merger.

                  12. On the effective date of the Bank Merger, the fair market value of the assets of the Bank transferred to Acquisition will exceed the sum of the Bank's liabilities assumed by Acquisition plus the amount of liabilities, if any, to which the transferred assets are subject.



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City Holding Company
The Old National Bank of Huntington
November 22, 1996
Page 4


                  13. City Holding and the Bank shareholders will pay their respective expenses, if any, incurred in connection with the Bank Merger. City Holding also will pay Acquisition's expenses and, if the Bank Merger is consummated, the Bank's expenses incurred in connection with the Bank Merger.

                  14. Acquisition has outstanding only one class of stock, and City Holding owns all the outstanding shares of such class. Following the Bank Merger, Acquisition will not issue additional shares of its stock that would result in City Holding's owning less than 80 percent of the total combined voting power of all classes of Acquisition's voting stock or less than 80 percent of each class of Acquisition's nonvoting stock.

                  15. Neither City Holding nor Acquisition has any plan or intention to liquidate Acquisition, to merge Acquisition into another corporation, to sell or otherwise dispose of any stock of Acquisition, or (except for dispositions made in the ordinary course of business) for Acquisition to sell or otherwise dispose of any of the assets of the Bank acquired in the Bank Merger.

                  16. For each of City Holding, Acquisition, and the Bank, not more than 25 percent of the fair market value of its adjusted total assets consists of stock and securities of any one issuer, and not more than 50 percent of the fair market value of its adjusted total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (a) a corporation's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (b) a corporation's adjusted total assets exclude stock and securities issued by any subsidiary at least 50 percent of the voting power or 50 percent of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (c) all corporations that are members of the same "controlled group" within the meaning of section 1563(a) of the Internal Revenue Code (the "Code") are treated as a single issuer.

                  17. At all times during the five-year period ending on the effective date of the Bank Merger, the fair market value of all of the Bank's United States real property interests has


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City Holding Company
The Old National Bank of Huntington
November 22, 1996
Page 5


been less than 50 percent of the total fair market value of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (x) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest, (y) the Bank is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which the Bank is a partner or beneficiary, and (z) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least 50 percent of the fair market value of the stock of which is owned by the Bank, in the case of a first-tier subsidiary of the Bank, or by a controlled corporation, in the case of a lower-tier subsidiary.

                  18. No shares of Bank Common Stock, if any, that were acquired in connection with the performance of services are subject to a substantial risk of forfeiture within the meaning of section 83(c) of the Code.

                  19. The Bank has not filed, and holds no asset subject to, a consent pursuant to section 341(f) of the Code and regulations thereunder.

                  20. The Bank is not a party to, and holds no asset subject to, a "safe harbor lease" under former section
168(f)(8) of the Code and regulations thereunder.

                  On the basis of the foregoing, and assuming that (i) with respect to any shareholder that is a nonresident alien or foreign entity, the Bank will comply with all applicable statement and notification requirements of Treasury Regulation ss. 1.897-2(g) & (h), and (ii) the Bank Merger will be consummated in accordance with the Plan of Merger, we are of the opinion that (under existing law) for federal income tax purposes:



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City Holding Company
The Old National Bank of Huntington
November 22, 1996
Page 6


                   1. The Bank Merger will be a reorganization within the meaning of section 368(a)(1)(A) by reason of section 368(a)(2)(D) of the Code, and City Holding, Acquisition, and the Bank each will be a "party to a reorganization" within the meaning of section 368(b) of the Code.

                   2. The Bank will not recognize gain or loss (a) on the transfer of its assets to Acquisition in exchange for City Holding Common Stock and the assumption of the Bank's liabilities, or (b) on the constructive distribution of City Holding Common Stock to the Bank shareholders. (We note, however, that the Bank or Acquisition may be required to include in income certain amounts as a result of the termination of any bad-debt reserve maintained by the Bank for federal income tax purposes and other possible required changes in accounting methods.)

                   3. Neither City Holding nor Acquisition will recognize gain or loss on the acquisition by Acquisition of the Bank's assets in exchange for City Holding Common Stock and the assumption of the Bank's liabilities. (We note, however, that the Bank or Acquisition may be required to include in income certain amounts as a result of the termination of any bad-debt reserve maintained by the Bank for federal income tax purposes and other possible required changes in accounting methods.)

                   4. A Bank shareholder will not recognize gain or loss on the exchange of shares of Bank Common Stock solely for shares of City Holding Common Stock (including any fractional share interest) in the Bank Merger.

                   5. The aggregate basis of shares of City Holding Common Stock (including any fractional share interest) received in the Bank Merger by a Bank shareholder who exchanges shares of Bank Common Stock solely for shares of City Holding Common Stock will be the same as the aggregate basis of the shares of Bank Common Stock exchanged therefor.

                   6. The holding period for shares of City Holding Common Stock (including any fractional share interest) received by a Bank shareholder in the Bank Merger will include the holding period for the shares of Bank Common Stock exchanged therefor, if such shares of Bank Common Stock are held as a capital asset on the effective date of the Bank Merger.

                   7. Cash received by a Bank shareholder in lieu of a fractional share of City Holding Common Stock will be treated


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City Holding Company
The Old National Bank of Huntington
November 22, 1996
Page 7

as having been received as full payment in exchange for such fractional share pursuant to section 302(a) of the Code. Accordingly, a Bank shareholder who receives cash in lieu of a fractional share will recognize gain or loss equal to the difference between the amount of cash received and the share- holder's basis in the fractional share interest.

                  We are also of the opinion that the federal income tax consequences of the Bank Merger are fairly summarized in the S-4 under the headings "Summary -- Certain Federal Income Tax Consequences of the Bank Merger" and "The Bank Merger -- Certain Federal Income Tax Consequences." We consent to the use of this opinion as an exhibit to the S-4 and to the reference to this firm under such headings. In giving this consent, we do not admit that we are within the category of persons whose consent is required by section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                                     Very truly yours,

                                                     HUNTON & WILLIAMS